Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. CLOSES $125 MILLION

PRIVATE PLACEMENT OF SENIOR UNSECURED NOTES

NEW YORK, NY, November 25, 2024 — Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”) announced today the closing of its previously disclosed private placement of $125 million of senior unsecured notes, including (i) $50 million of notes priced at a fixed rate of 5.52% and maturing September 12, 2029 and (ii) $75 million of notes priced at a fixed rate of 5.70% and maturing February 22, 2032.

The senior unsecured notes will fund on February 25, 2025 and proceeds will be used to repay in full the Company’s $50 million 4.75% Series C senior unsecured notes due February 25, 2025 and for general corporate purposes, including to fund investment activity.

The senior unsecured notes were issued in a private placement with affiliates of New York Life Insurance Company (“New York Life”) and The Prudential Insurance Company of America (“Prudential”) under substantially similar terms and conditions as the Company’s existing senior unsecured notes.

“This financing addresses our upcoming unsecured notes maturity in February 2025 and provides us with additional growth capital to accretively fund our investment pipeline,” said Brian Dickman, Getty’s Chief Financial Officer. “We appreciate our relationships with New York Life and Prudential and their support as we continue to expand our platform.”

The senior unsecured notes have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws.

This press release is for informational purposes only, does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate. As of September 30, 2024, the Company’s portfolio included 1,108 freestanding properties located in 42 states across the United States and Washington, D.C.

Contacts:	Brian Dickman	Investor Relations
	Chief Financial Officer	(646) 349-0598
	(646) 349-6000	ir@gettyrealty.com